Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 23, 2001, accompanying the consolidated financial statements included in the Annual Report of PopMail.com, inc. on Form 10-KSB for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of PopMail.com, inc. on Forms S-3 (File No. 333-93317, File No. 333-96109, File No. 333-32232, File No. 333-40694, File No. 333-43774, and File No. 333-46468) and on Forms S-8 (File No. 333-41966 and File No. 333-47738).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 29, 2001